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                                                                  EXHIBIT 10.17



                              EXECUTIVE BONUS PLAN

Zale Corporation is committed to building and maintaining a quality executive staff, and to encouraging maximum focus on business improvement.

The 1999 Executive Bonus Plan has been developed to allow all eligible executives the opportunity to receive an annual bonus based on our success.


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MEASURES       The 1999 Executive Bonus Plan is based upon the following
AND            measures:
WEIGHTINGS
               All Participants:

                          MEASURE                      WEIGHTING
                          -------                      ---------
               Overall Corporate Net Income $*             70%

               Overall Corporate Net Income As
               a % of Sales                                30%

               * Minimum Net Income bonus target $ must be earned for any award to be paid.

                 Your payout targets and levels are shown on page 5 and illustrated on pages 6 and 7.


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ADDITIONAL          o    Must have joined Zale Corporation in a bonus eligible
ELIGIBILITY              position by 2/1/99. Pro-rated payout will be based on
REQUIREMENTS             full months in eligible position.

                    o Must be actively on payroll, or approved Leave of Absence, on 7/31/99.

                    o If promoted to bonus eligible position by 2/1/99, bonus will be pro-rated based on full months in bonus eligible position.

                    o If changed to non-bonus eligible position after 2/1/99, but on active payroll on 7/31/99, bonus will be pro-rated based upon tenure in bonus eligible position.

                    o Participants terminated due to reduction in force after 1/1/99 will be eligible for a pro rated payout. Those terminated for reduction in force before 1/1/99 and those terminated for any other reason during the fiscal year will not be eligible to receive a bonus payout.

                    o In the event of death, long-term disability or retirement prior to 7/31/99, a pro-rated payment will be made to the participant or the participant's estate.

                    o Participants will be notified of their eligibility level at the beginning of the fiscal year or when they become bonus eligible. A Bonus Participant Agreement must be signed at that time.

                    If changes occur during the fiscal year which alter the participant's eligibility, the participant will be notified.


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ADMINISTRATION      o    Corporate Compensation Committee may, at their sole
                         discretion, adjust bonus awards to reflect special or unusual circumstances of any individual or individuals.

                    o Any bonus eligible employee who receives an "I" rating, or lower, in either summary rating category in a given year, will not be eligible for any bonus for that year.

                    o Any employee on Leave of Absence may, at the Corporate Compensation Committee's sole discretion, have their bonus reduced, pro rata, to reflect their period of absence.

                    o All bonuses must be approved by the Corporate Compensation Committee and the Compensation Committee of the Board of Directors.

                    o Payouts will occur by September 30, which is sixty (60) days following the end of Fiscal Year.

                    Zale Corporation reserves the right to modify, suspend or terminate all plans, provisions, and payouts as dictated by business requirements.

                    Nothing in this plan shall be construed as a contract of employment.